Exhibit 10.2

February 10, 2026

VenHub Global Inc.

Attn: Shahan Ohanessian, Chief Executive Officer

5360 Procyon Street

Las Vegas, NV 89118

Dear Mr. Ohanessian:

This letter (the “Agreement”) constitutes the agreement between A.G.P./Alliance Global Partners (the “Placement Agent”) and VenHub Global Inc., a Delaware corporation (the “Company”), that the Placement Agent shall serve as the exclusive placement agent for the Company, on a “reasonable best efforts” basis, in connection with the proposed placement (the “Placement”) of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and Common Stock purchase warrants to purchase shares of Common Stock (the “Common Warrants”). The Common Stock and Warrants actually placed by the Placement Agent are referred to herein as the “Placement Agent Securities.”

The terms of the Placement shall be mutually agreed upon by the Company and the purchaser of the Securities (the “Purchaser”), and nothing herein constitutes that the Placement Agent would have the power or authority to bind the Company or the Purchaser, or an obligation for the Company to issue any Securities or complete the Placement. The Company expressly acknowledges and agrees that the Placement Agent’s obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agent with respect to securing any other financing on behalf of the Company. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement. Certain affiliates of the Placement Agent may participate in the Placement by purchasing some of the Placement Agent Securities. The sale of Placement Agent Securities to the Purchaser will be evidenced by a securities purchase agreement (the “Purchase Agreement”) between the Company and such Purchaser, in a form reasonably acceptable to the Company and the Purchaser. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from the prospective Purchaser.

SECTION 1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COVENANTS OF THE COMPANY.

A. Representations of the Company. With respect to the Placement Agent Securities, each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchaser in the Purchase Agreement in connection with the Placement, are hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agent. In addition to the foregoing, the Company represents and warrants that there are no affiliations with any FINRA (as defined below) member firm among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5.0%) or greater securityholder of the Company, except as set forth in the Purchase Agreement.

B. Covenants of the Company. The Company covenants and agrees to continue to retain (i) a firm of independent PCAOB registered public accountants for a period of at least two (2) years after the Closing Date and (ii) a competent transfer agent with respect to the Common Stock for a period of five (5) years after the Closing Date. Furthermore, (A) from the date hereof until forty-five (45) days after the Effective Date (the “Restriction Period”), without the prior written consent of the Placement Agent, neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock Equivalents or file any registration statement or any amendment or supplement thereto other than the Registration Statement, or a registration statement on Form S-8 with respect to a shareholder approved equity incentive plan, and (B) from the date hereof until the sixty (60) day anniversary of the Effective Date, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents involving a Variable Rate Transaction; provided, however, such restrictions shall not apply with respect to an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance.

SECTION 2. REPRESENTATIONS OF THE PLACEMENT AGENT. The Placement Agent represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Exchange Act, (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Placement Agent Securities by the Placement Agent, (iv) is and will be a corporate body validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agent will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (v) above. The Placement Agent covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law. The Placement Agent represents and warrants that, to its knowledge after reasonable investigation, each of the Purchasers is a “qualified purchaser” within the meaning of the Securities Act, and that the Placement Agent has not engaged in any marketing or sales activity that constitutes a “general solicitation” or “general advertising” within the meaning of Rule 502(c) under the Securities Act

SECTION 3. COMPENSATION.

A. In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agent and/or its respective designees a cash fee of 6.50% of the aggregate gross proceeds raised from the sale of the Placement Agent Securities (the “Cash Fee”). The Cash Fee shall be paid on the Closing Date.

B. The Company shall issue to the Placement Agent and/or its respective designees warrants to purchase that number of shares of Common Stock equal to 5.0% of the aggregate number of shares of Common Stock sold in the Placement to Purchasers (the “Placement Agent Warrants”). The Placement Agent Warrants will have an exercise price equal to 110% of the purchase price per share in the Placement, will be exercisable at any time within five (5) years of the Closing Date and shall not include a cashless exercise option, will have customary piggyback registration rights and will be subject to a customary 180-day lock-up.

C. For a period of six (6) months from the Closing Date (and only if the Closing Date occurs) (the “ROFR Period”), the Company grants the Placement Agent an irrevocable right of first refusal to act as the sole investment banker, sole book-runner, sole sales agent and/or sole placement agent, at the Placement Agent’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such ROFR Period for the Company, or any successor to or any subsidiary of the Company, on terms customary to the Placement Agent. The Placement Agent shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in an such offering and the economic terms of any such participation. In the event the Company receives an offer for any such financing during the ROFR Period, the Company shall promptly deliver written notice of such offer to the Placement Agent, and the Placement Agent shall have five (5) business days from receipt of such notice to present an offer to the Company on terms no less favorable than those contained in such third-party offer. Notwithstanding the foregoing if, during the ROFR Period, the Company pursues, receives outside interest in, or otherwise considers any public or private financing or offering with Morgan Stanley or any of its affiliates, the Placement Agent shall be entitled to at least 45.00% of the cash fee (and accompanying agent warrants, if any, in addition to reasonable expenses) and shall act as “Joint Book Runner” or any other such title as is reasonably acceptable to the Placement Agent. Notwithstanding the foregoing, the investor listed on Exhibit A annexed hereto shall be excluded from the right of first refusal set forth in this Section 3C.

SECTION 4. EXPENSES. In consideration of the services to be provided for hereunder, the Company also agrees to reimburse the Placement Agent for accountable legal fees and other out-of-pocket expenses incurred by the Placement Agent in connection with the Placement in an amount not to exceed $50,000, as well as non-accountable expenses (the “NAE”) including, but not limited to, IPREO software related expenses, background check(s), marketing related expenses; i.e. roadshow, travel, et al. and any other expenses incurred by the Placement Agent in connection with the Placement (provided, however, that such reimbursement amount in no way limits or impairs the indemnification and contribution provisions of this Agreement). The total NAE allowances shall not exceed $25,000. The Placement Agent will provide an accounting of legal and out-of-pocket expenses and NAE prior to payment. The Placement Agent reserves the right to reduce any item of compensation, including the reimbursement of expenses, or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

SECTION 5. TAIL FEE. Following the Termination Date (as defined below), the Placement Agent shall be entitled to compensation and expenses under Section 3 and Section 4, calculated in the manner set forth therein, with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing is both (i) provided to the Company by those certain investors (and their affiliates) identified in Annex A hereto who were, during the Term (as defined below), directly introduced by the Placement Agent and attended a management presentation or received confidential information from the Company; and (ii) such Tail Financing is consummated at any time within the twelve (12) month period following the Termination Date. Notwithstanding anything to the contrary herein, the compensation due hereunder shall expressly not include any stock or equity of the Company issued to its officers, directors, employees, consultants, nor shall it include any securities issued to holders of the Company’s currently outstanding options or warrants upon exercise thereof. Promptly following the earlier of the Closing and the Termination Date, the Placement Agent will provide to the Company a list of investors whom the Placement Agent has introduced to the Company and brought over the wall during the Term.

SECTION 6. INDEMNIFICATION.

A. To the extent permitted by law, with respect to the Placement Agent Securities, the Company will indemnify the Placement Agent and its affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from the Placement Agent’s fraud, willful misconduct or gross negligence in performing the services described herein.

B. Promptly after receipt by the Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which the Placement Agent is entitled to indemnity hereunder, the Placement Agent will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by the Placement Agent, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Placement Agent and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Placement Agent will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for the Placement Agent reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and the Placement Agent. In such event, the reasonable fees and disbursements of no more than one (1) such separate counsel will be paid by the Company, in addition to fees of local counsel. The Company will have the right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of the Placement Agent, which will not be unreasonably withheld. The Company shall not be liable for any settlement of any action effected without its written consent, which will not be unreasonably withheld.

C. The Company agrees to notify the Placement Agent promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.

D. If for any reason the foregoing indemnity is unavailable to the Placement Agent or insufficient to hold the Placement Agent harmless, then the Company shall contribute to the amount paid or payable by the Placement Agent as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Placement Agent on the other, but also the relative fault of the Company on the one hand and the Placement Agent on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the Placement Agent’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by the Placement Agent under this Agreement.

E. These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this Agreement or otherwise.

SECTION 7. ENGAGEMENT TERM. The Placement Agent’s engagement hereunder will commence on the date hereof and terminate on the sooner of the Closing Date or June 9, 2026 (the “Term” and the date of termination, the “Termination Date”). In the event, however, in the course of the Placement Agent’s performance of due diligence it deems it necessary to terminate the engagement, the Placement Agent may do so prior to the Termination Date. The Company may elect to terminate the engagement hereunder for any reason prior to the Termination Date but will remain responsible for fees and expenses pursuant to Section 3 and Section 4 hereof and fees and expenses with respect to the Placement Agent Securities, if sold in the Placement. Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees or expenses actually earned pursuant to Section 3 and Section 4 hereof and the provisions concerning confidentiality, indemnification and contribution contained herein will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees or expenses due to the Placement Agent shall be paid by the Company to the Placement Agent on or before the Termination Date (in the event such fees or expenses are earned or owed as of the Termination Date). The Placement Agent agrees not to use any confidential information concerning the Company provided to the Placement Agent by the Company for any purposes other than those contemplated under this Agreement.

SECTION 8. PLACEMENT AGENT INFORMATION. The Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of the Company only in its evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without the Placement Agent’s prior written consent.

SECTION 9. NO FIDUCIARY RELATIONSHIP. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that the Placement Agent is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agent hereunder, all of which are hereby expressly waived.

SECTION 10. CLOSING. The obligations of the Placement Agent, and the closing of the sale of the Placement Agent Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the performance by the Company of its obligations hereunder and in the Purchase Agreement, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agent:

A. All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Placement Agent Securities, and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Placement Agent Securities shall be reasonably satisfactory in all material respects to the Placement Agent.

B. The Placement Agent shall have received a legal opinion of Company Counsel, in a form reasonably acceptable to the Placement Agent, with respect to the Placement Agent Securities, addressed to the Placement Agent and dated as of the Closing Date.

C. The Placement Agent shall have received a certificate executed by the Chief Financial Officer of the Company, in form and substance reasonably satisfactory to the Placement Agent.

D. The Placement Agent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, in form and substance reasonably satisfactory to the Placement Agent.

E. The Placement Agent shall have received a secretary’s certificate executed by an officer of the Company, in form and substance reasonably satisfactory to the Placement Agent.

F. The Common Stock shall be registered under the Exchange Act in accordance with the terms of the Purchase Agreement and, as of the Closing Date, the Shares and shares of Common Stock issuable upon exercise of the Common Warrants shall be listed and admitted and authorized for trading on the Trading Market or other applicable U.S. national exchange and satisfactory evidence of such action shall have been provided to the Placement Agent. The Company shall have taken no action designed to, or likely to have the effect of terminating the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from the Trading Market or other applicable U.S. national exchange, nor has the Company received any information suggesting that the Commission or the Trading Market or other U.S. applicable national exchange is contemplating terminating such registration or listing.

G. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company.

H. The Company shall have entered into a Purchase Agreement with the Purchasers of the Placement Agent Securities and such agreement shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed upon between the Company and the Purchasers.

I. FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agent, make or authorize Placement Agent’s counsel to make on the Company’s behalf, any necessary filing with the FINRA Corporate Financing Department with respect to the Placement and pay all filing fees required in connection therewith.

If any of the conditions specified in this Section 10 shall not have been fulfilled when and as required by this Agreement, all obligations of the Placement Agent hereunder may be cancelled by the Placement Agent at, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

SECTION 11. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State, without regard to its conflict of laws principles. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

SECTION 12. ENTIRE AGREEMENT/MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Placement Agent and the Company. The representations, warranties, agreements and covenants contained herein shall survive the Closing Dates of the Placement and delivery of the Placement Agent Securities. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

SECTION 13. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 14. Press Announcements. The Company agrees that the Placement Agent shall, on and after the Closing Date, have the right to reference the Placement and the Placement Agent’s role in connection therewith in the Placement Agent’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agent the enclosed copy of this Agreement.

Very truly yours,

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

Address for notice: 590 Madison Avenue, 28th Floor New York, New York 10022 Attn: Thomas J. Higgins Email: thiggins@allianceg.com

Accepted and Agreed to as of

the date first written above:

VenHub Global, Inc.

By:	/s/ Shahan Ohanessian
Name:	Shahan Ohanessian
Title:	Chief Executive Officer

Address for notice:

VenHub Global, Inc.

Attn: Shahan Ohanessian, Chief Executive Officer

5360 Procyon St., Las Vegas, NV 89118

[Signature Page to Placement Agency Agreement]

Exhibit A

Excluded Investors

ATW Partners Opportunities Management, LLC and/or its affiliates or assignees, as sourced by Revere Securities, LLC

Annex A

Tail Investors

Citadel Securities

Alyeska Investment Group

Armistice Capital

Balyasny Asset Management

Davidson Kempner Capital Management